Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262478

PROSPECTUS SUPPLEMENT NO. 13

(to Prospectus dated April 13, 2022)

Dave Inc.

Up to 9,998,756 Shares of Class A Stock

Up to 357,633 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 159,382 Warrants

This prospectus supplement supplements the prospectus dated April 13, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-262478). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in Item 5.02 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 10, 2023 (“Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (i) 10,356,391 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consists of up to (a) 656,247 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements entered into on June 7, 2021, (b) 1,514,082 shares of Class A Common Stock that are issuable by us upon conversion of our Class V common stock, par value $0.0001 per share (the “Class V Common Stock”), (c) 168,515 shares of Class A Common Stock originally issued in a private placement to VPC Impact Acquisition Holdings Sponsor III, LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of our predecessor, VPC Impact Acquisition Holdings III, Inc. (“VPCC”), (d) 159,381 shares of Class A Common Stock that are issuable by us upon the exercise of 159,381 warrants originally issued in a private placement to the Sponsor in connection with the IPO at an exercise price of $368 per share of Class A Common Stock (the “Private Warrants”), (e) 198,254 shares of Class A Common Stock that are issuable by us upon the exercise of 198,254 warrants originally issued in connection with the IPO at an exercise price of $368 per share of Class A Common Stock that were previously registered (the “Public Warrants”), (f) 7,654,658 shares of Class A Common Stock issued upon consummation of our Business Combination (as defined in the Prospectus) and held by certain of our directors and officers and other holders of registration rights, and (g) 5,254 shares of Class A Common Stock underlying the options held by certain former employees of Dave Inc. prior to the Business Combination and (ii) up to 159,381 Private Warrants. The number of shares and prices in this paragraph have been adjusted to reflect the 1-for-32 reverse stock split which occurred on January 5, 2023.

Our Class A Common Stock and Public Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “DAVE” and “DAVEW”, respectively. On July 7, 2023 the closing sale price as reported on Nasdaq of our Class A Common Stock was $5.51 per share and of our Public Warrants was $0.025 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 18 of our Annual Report on Form 10-K, filed on March 13, 2023.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 10, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2023

DAVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40161	86-1481509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1265 South Cochran Avenue

Los Angeles, CA 90019

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (844) 857-3283

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	DAVE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock for $368.00 per share	DAVEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On July 6, 2023, the Board of Directors (the “Board”) of Dave Inc. (the “Company”) appointed Yadin Rozov to the Board (the “Initial Appointment Date”). Mr. Rozov will serve as a Class I director for a term continuing until the Company’s 2025 annual meeting of stockholders and until his successor has been duly elected and qualified, or until his earlier resignation or removal. The Board also appointed Mr. Rozov to serve on the Compensation Committee of the Board. The Board has affirmatively determined that Mr. Rozov qualifies as an “independent director” under the applicable Nasdaq Stock Market rules.

Mr. Rozov will receive compensation for Board and Board committee service in accordance with the compensation policy for non-employee directors, prorated in the case of cash compensation based on the Initial Appointment Date. On the Initial Appointment Date, Mr. Rozov received an initial grant of restricted stock units (“RSUs”) covering shares of the Company’s Class A Common Stock having a value of $165,000, based on the average closing price of the Company’s Class A Common Stock for the 30 trading days immediately preceding the Initial Appointment Date. The RSUs will vest in three equal annual installments beginning on the earlier to occur of (i) the next annual meeting of stockholders of the Company or (ii) the one-year anniversary of the grant date. In addition, Mr. Rozov will enter into the Company’s standard form of indemnification agreement.

There are no arrangements or understandings between Mr. Rozov and any other person pursuant to which he was appointed as a director of the Company, and there is no family relationship between Mr. Rozov and any of the Company’s other directors or executive officers. In addition, Mr. Rozov does not have an interest in any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Director Resignation

On July 6, 2023, Teresa Aragones, a director of the Company, informed the Board of her resignation from the Board and Nominating and Corporate Governance Committee, to be effective as of August 1, 2023 (the “Effective Date”). Ms. Aragones’ decision to resign was not related to any disagreement with the Company on any matter relating to its operations, policies or practices.

Item 7.01.	Regulation FD Disclosure.

A copy of the press release announcing the appointment of Mr. Rozov as a member of the Board is attached hereto as Exhibit 99.1. The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release dated July 10, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2023	Dave Inc.

	By:	/s/ Kyle Beilman
	Name:	Kyle Beilman
	Title:	Chief Financial Officer